EXHIBIT A

Joint Filing Agreement

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13G referred to below) on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the American Depositary Shares, Class A ordinary shares and Class B ordinary shares, par value HK$0.001, of Mindray Medical International Limited, a Cayman Islands company, and that this Agreement may be included as an Exhibit to such joint filing. This Agreement may be executed in counterparts that, taken together, shall constitute one and the same instrument.

Li Xiting

/s/ Li Xiting

Quiet Well Limited

By:	/s/ Li Xiting
Name:	Li Xiting
Title:	Director